AMENDMENT TO THE AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

This Amendment dated as of May 1, 2023, is to the Amended and Restated Investment Management Agreement dated May 1, 2014, and amended May 13, 2020 (the “Agreement”) by and between TEMPLETON INVESTMENT COUNSEL, LLC, (hereinafter referred to as the “Manager”), and TEMPLETON INSTITUTIONAL FUNDS (hereinafter referred to as the “Trust”), on behalf of International Equity Series (formerly, Foreign Equity Series) (the “Fund”).

WITNESSETH:

WHEREAS, both the Manager and the Trust wish to amend the Agreement; and

WHEREAS, the Board of Trustees approved a change to the name of the Fund from “Foreign Equity Series” to “International Equity Series” on May 17, 2016, that became effective on June 30, 2016.

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust, approved the following amendment at a meeting called for such purpose on March 27, 2023.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that Paragraph (4) of the Agreement is removed and replaced with the following:

(4)  The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund’s daily net assets, as listed below, payable at the end of each calendar month:

0.775%, up to and including $500 million;

0.755% over $500 million, up to and including $1 billion;

0.735% over $1 billion, up to and including $5 billion;

0.715% over $5 billion, up to and including $10 billion;

0.695% over $10 billion, up to and including $15 billion; and

0.675% over $15 billion.

 The Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund’s expenses, as if such waiver or limitation were fully set forth herein.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

TEMPLETON INVESTMENT COUNSEL, LLC By: /s/ Jed A. Plafker Jed A. Plafker Executive Vice President	TEMPLETON INSTITUTIONAL FUNDS By:/s/ Lori A. Weber Lori A. Weber Vice President and Secretary